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                                                                      EXHIBIT 11

                         CAPSTEAD MORTGAGE CORPORATION
                      COMPUTATION OF NET INCOME PER SHARE
                    (in thousands, except per share amounts)



                                       Quarter Ended          Six Months Ended
                                     --------------------   --------------------
                                       1994        1993       1994       1993
                                     --------    --------   --------   --------
Primary:
Average number of common
  shares outstanding                  15,238      15,046     15,220     14,995
 Incremental shares calculated
  using the Treasury Stock
  method                                   9          70         46         81
                                     -------     -------   --------   --------
                                      15,247      15,116     15,266     15,076
                                     =======     =======   ========   ========

Net income                           $20,030     $23,255   $ 43,499   $ 46,160
Less cash dividends paid on
 convertible preferred stock:
 Series A paid ($0.40 paid
  per share)                            (266)       (328)      (538)      (672)
 Series B paid ($0.315 paid
  per share)                          (9,440)     (9,314)   (18,848)   (18,596)
                                     -------     -------   --------   --------

Net income available to
 common stockholders                 $10,324     $13,613   $ 24,113   $ 26,892
                                     =======     =======   ========   ========

Primary net income per share           $0.68       $0.90      $1.58      $1.78

Fully diluted:
 Average number of common
  shares outstanding                  15,238      15,046     15,220     14,995
 Assumed conversion of
  convertible preferred stock:
  Series A                               606         755        619        787
  Series B                                 *           *          *          *
Incremental shares calculated
  using the Treasury Stock
  method                                   9          72         45         90
                                     -------     -------   --------   --------
                                      15,853      15,873     15,884     15,872
                                     =======     =======   ========   ========

Net income                           $20,030     $23,255   $ 43,499   $ 46,160
Less cash dividends paid on
 the Series B Preferred Stock         (9,440)     (9,314)   (18,848)   (18,596)
                                     -------     -------   --------   --------

Net income                           $10,590     $13,941   $ 24,651   $ 27,564
                                     =======     =======   ========   ========

Fully diluted net income per
 share                                 $0.67       $0.88      $1.55      $1.74

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*  The Series B Preferred Stock is not considered convertible for purposes of calculating fully diluted net income per share as it is currently antidilutive.